Exhibit 10.2

THIS AGREEMENT is entered into this 31st day of March, 2008, to be effective as at the 24th day of September, 2007 (the “Effective Date”)

BETWEEN:

LML Payment Systems Inc., a company incorporated pursuant to the laws of British Columbia and carrying on business at 1680 - 1140 West Pender Street, Vancouver, BC V6E 4G1 (the “Company”)

AND:

RICHARD SCHULZ, of 3950 Blantyre Place, North Vancouver, British Columbia, V7G 2G5 (the “Executive”)

WHEREAS:

A.	The Executive is the Chief Accounting Officer of the Company;

B.
The Company recognizes that the Executive’s talents and abilities are unique and have been integral to the success of the Company and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties agree as follows:

1.	EMPLOYMENT TERM

1.1	The employment of the Executive shall commence on the Effective Date and shall continue until terminated as hereinafter provided (the “Term”).

1.2
Despite the provisions of paragraphs 1.1 hereof, either the Executive or the Company may terminate the Executive’s employment at any time without notice for cause. Cause shall mean any serious, culpable conduct, deemed cause under the common law of the Province of British Columbia. (“Cause”)

2.	SERVICES

2.1
The Executive agrees to perform the duties and responsibilities of Chief Accounting Officer of the Company. The Executive’s duties will include the day-to-day accounting management of the Company, attendance at  Board meetings and Board committee meetings, as required, and such other incidental duties and responsibilities as may be reasonably required by the Company and assigned to the Executive by the Board or Chief Executive Officer from time to time (hereinafter collectively referred to as the “Services”).

2.2
The Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, the Executive shall be permitted, to the extent that such activities do not substantially interfere with the performance of his duties and responsibilities hereunder or violate Sections 12, 13 or 14 of this Agreement, to

(a)	manage his personal, financial and legal affairs,

(b)
serve on civic or charitable boards or committees (it being expressly understood and agreed that the Executive’s continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Effective Date, shall be deemed not to interfere with the performance of his duties and responsibilities under this Agreement),

(c)	serve on boards of other companies; and

(d)	make personal appearances and lectures, and the Executive shall be entitled to receive and retain all remuneration received by him from the items listed in clauses 2.2(a) through (d) of this Section.

3.	PLACE OF PERFORMANCE

3.1
During the Term, the Company shall maintain executive offices for the Executive in Vancouver, British Columbia, Canada and the Executive shall not be required to relocate to any other location. During the Term, the Company shall provide the Executive with an office and staff in the above offices consistent with the practices of the Company immediately prior to the Effective Date.

4.	COMPENSATION

4.1
The Company agrees to pay to the Executive a base salary of not less than CDN $120,000.00 per year (“Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases the Base Salary, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

4.2
For each full fiscal year of the Company that begins and ends during the Term, and for the portion of the fiscal year of the Company that begins in 2007 (“Fiscal Year 2008”), the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) of up to fifteen per cent (15%) of the Base Salary based on the achievement by the Company of reasonable performance goals established by the Compensation Committee for each such fiscal year (or portion) which may include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company. The Compensation Committee shall, prior to the execution of this Agreement, establish objective criteria to be used to determine the extent to which performance goals have been satisfied.

5.	BENEFITS

5.1
During the Term, the Executive (and his eligible spouse and dependants) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Term, the Executive shall be eligible to participate in all pensions, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any annual cash incentive plan. The policy documents of such benefit plans shall determine benefit entitlement.

6.	EXPENSES

6.1
In accordance with the policies formulated by the Company from time to time, the Executive shall be reimbursed for all reasonable traveling, business and entertainment expenses actually and properly incurred by the Executive in connection with the performance of his duties and functions, including, without limitation, first class transportation. For all such expenses the Executive shall keep proper accounts and shall furnish statements and receipts to the Company in a timely manner.

7.	AUTOMOBILES

7.1	The Company shall provide the Executive with automobiles consistent with the practices of the Company immediately prior to the commencement of the Term.

8.	VACATION

8.1	The Executive shall be entitled to four weeks’ vacation. Vacation not taken during the applicable fiscal year may be carried over to the next following fiscal year.

9.	STOCK OPTIONS

9.1
The Executive shall be entitled to maintain his current stock options and shall be entitled to participate in the Company’s stock option plans as determined by the Compensation Committee from time to time, and shall be entitled to immediately receive 210,000 stock options, pursuant to the terms of the Company’s stock option plan, which will provide for the vesting of 70,000 stock options per year, with a ten (10) year exercise term, and immediate vesting of all stock options upon a  Control Change (as defined in paragraph 11.1 below)

10.	ILLNESS, DISABILITY, OR DEATH

10.1	The Executive’s employment hereunder shall terminate upon his death.

10.2
If the Executive’s employment is terminated by his death, the Company shall provide to the Executive’s beneficiary, legal representatives or estate, as the case may be, a lump sum as set out in Section 11.7 below.

11.	TERMINATION OF EMPLOYMENT

11.1	In this section:

(a)	"Control Change" means the occurrence of any of the following events:

(i)	any Person acquiring twenty percent (20%) or more of the issued and outstanding shares of the Company; or

(ii)	any Person making an offer to purchase all or substantially all of the assets of the Company,

provided that for the purpose of the foregoing definition, "Person" means a third party that is operating at arm's length from the Executive.  For greater certainty, "Person" shall not include any person, partnership, corporation or other entity with which the Executive is involved directly or indirectly as principal, agent, shareholder, officer, employee or in any other manner whatsoever.

11.2
The Executive may terminate his employment for good reason (“Good Reason”) after giving the Company detailed written notice thereof, if the Company shall have failed to cure the event or circumstance constituting Good Reason within 10 business days after receiving such notice. Good Reason shall mean the occurrence of any of the following without the written consent of the Executive:

(a)	a Control Change;

(b)	the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority;

(c)	any failure by the Company to comply with Sections 4, 5, or 9 in a material way;

(d)	a material decrease in the Executive’s Base Salary, Annual Bonus, benefits or incentives;

(e)	the requirement of the Executive to relocate to a location other than that provided in Section 3 hereof;

(f)	the failure of the Company to comply with and satisfy Section 16 of this Agreement; or

(g)	any material fundamental breach of this Agreement by the Company.

11.3
The Executive’s right to terminate his employment for Good Reason shall expire if the Executive has not tendered his resignation from the Company for Good Reason within 30 business days of his providing written notice thereof to the Company.

11.4
The Company may terminate the Executive’s employment at any time for Cause without notice or payment in lieu of notice, save and except that Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that Cause exists, and specifying the particulars thereof in detail. This Section 11.4 shall not prevent the Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

11.5	The Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing to the Executive notice of termination as set out in Section 11.7.

11.6	Any termination of the Executive’s employment by the Company shall be communicated by written notice of termination to the Executive.

11.7
In the event that the Executive’s employment terminates during the Term, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 11.7 constitute liquidated damages for termination of his employment during the Term.

(a)	If the Executive’s employment is terminated by the Company without Cause, or the Executive terminates his employment for Good Reason,

(i)	the Company shall pay to the Executive on or before the date of termination (the “Date of Termination”) a lump sum equal to

A.	Base Salary and accrued vacation pay through to the Date of Termination; plus

B.	Two (2) years’ current Base Salary plus two (2) times the Executive’s last Annual Bonus;

(ii)	the Company shall, consistent with past practice, reimburse the Executive pursuant to Section 6 for business expenses incurred but not paid prior to such termination of his employment;

(iii)	upon the Date of Termination all of the Executive’s granted but unexpired stock options shall vest forthwith; and

(iv)
the Company shall continue the welfare benefit plan and programs described in Section 5 above for two (2) years’ following the Date of Termination, or until the Executive replaces such plans and programs, whichever is earlier.

11.8
If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall provide the Executive with any compensation earned by the Executive to the Date of Termination including any accrued obligations owing to the Executive pursuant to the provisions of Sections 4, 5, 6, 8 and 9 hereof and shall have no further obligation to the Executive hereunder.

12.	CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

12.1
For purposes of this Agreement, the term “Confidential Information” means all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectible by copyright) which the Executive receives, received access to, conceived or developed, in whole or part, directly or indirectly, in connection with his employment with the Company or in the course of his employment with the Company (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, engineering or otherwise) or through the use of any of the Company’s facilities or resources:

(a)	business plans, strategies, tactics, policies, resolutions, patent applications, trademark applications, trade name applications and industrial design applications;

(b)	litigation, negotiations or contractual arrangements;

(c)	financial information, including, but not limited to, cost, pricing, performance data, debt arrangements, equity structure, interests and holdings;

(d)
operational and scientific information, including, but not limited to, marketing research techniques, trade secrets, product specifications, data, data base information, know-how, methodologies, formulae, models, compositions, processes, improvements, devices, inventions, discoveries, concepts, ideas, designs, sketches, photographs, graphs, drawings, notes, samples, past, current and planned research and development, systems, structures and architectures and related processes (collectively the “Works”);

(e)
marketing information, including, but not limited to, current and planned marketing activities, methods and processes, marketing strategies, advertising strategies, customer or client lists, current and anticipated customer or client requirements, price lists and methodologies, marketing research methodologies, market studies, sales and marketing plans and information concerning customers, clients or suppliers, and strategies for attracting and dealing with customers or clients, including information relevant to the design and implementation of marketing plans and advertising campaigns;

(f)
personnel information, including, but not limited to, the names and backgrounds of key personnel, personnel lists, résumés, personnel data, including information about compensation and benefits, organization structure, performance evaluations of personnel of the Company and personnel training techniques and materials;

(g)	any and all information concerning the business and affairs of the Company which the Company treats as proprietary and confidential and which is not in the public domain;

(h)	any other information, however documented, of the Employer that is a trade secret under any applicable legislation or at common law; and

(i)	all ideas which are derived from or related to the Executive’s access to or knowledge of any of the above enumerated materials and information.

12.2
Failure to make any of the Confidential Information as confidential, proprietary or protected information does not affect its status as part of the Confidential Information under the terms of this Agreement.

12.3	For purposes of this Agreement, the information that would otherwise be Confidential Information which is or becomes publicly available without breach of:

(a)	this Agreement;

(b)	any other agreement or instrument to which the Company is a part or a beneficiary; or

(c)	any duty owed to the Company by the Executive or any third party;

(“Available Information”)

is not Confidential Information, provided, however, that the Executive acknowledges and agrees that if the Executive seeks to disclose, divulge, reveal, report, publish, transfer or use, for any purpose, any Available Information, the Executive bears the burden of proving that such information is Available Information.

12.4
For purposes of this Agreement, the term “Intellectual Property” means all works, trademarks, trademark applications, patents, patent applications, copyright materials, trade names, trade name applications, industrial designs, and applications to register designs.

12.5	The Executive acknowledges that as a result of his employment by the Company, the Executive may use, acquire or add to Confidential Information or Intellectual Property.

12.6
The Executive shall not at any time during or following the Term of the Executive’s employment by the Company, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose any of the Confidential Information, except with the prior written consent of the Company, or except if the Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employment policies.

12.7
Disclosure of any Confidential Information is not prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that:

(a)	the Executive shall first have given prompt notice to the Company of any possible or prospective order (or proceedings pursuant to which any order may result); and

(b)	the Company shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

12.8
The Executive acknowledges and agrees that all rights, title and interest in any Confidential Information or Intellectual Property remains the exclusive property of the Company. Accordingly, the Executive specifically agrees and acknowledges that he has no interest in the Confidential Information or Intellectual Property, notwithstanding the fact that the Executive may have created or contributed to the creation of or his name is used in association with such Confidential Information or Intellectual Property.

13.	NON-COMPETITION

13.1
During the Term and until the 12 month anniversary of the Date of Termination, if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive shall not engage in or become associated with any business or other endeavour that engages in any country in which the Company has significant business operations as of the Date of Termination to a significant degree in a business that directly competes with all or any substantial part of the Company’s business of:

(a)	financial payment processing specializing in providing end to end cheque processing solutions including,

(b)	electronic cheque conversation (whereby paper cheques are converted into electronic transactions at the point of purchase),

(c)	electronic cheque re-presentment (whereby returned paper cheques are represented for payment electronically),

(d)	electronic cheque verification, and

(e)	cheque collection. (collectively “Competitive Activity”)

13.2	A Competitive Activity shall not include:

(a)	any speaking engagement to the extent that such speaking engagement does not promote or endorse a product or service of the Business,

(b)	the writing of any book or articles relating to subjects other than Business, or

(c)	the television, video or movie business so long as such business does not relate to the Business.

13.3
The Executive shall be considered to have become “associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of the Executive’s personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from:

(a)	owning less than five percent of any publicly traded corporation, whether or not such corporation is in competition with the Company, or

(b)	serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity.

14.	NON-SOLICITATION

14.1
During the Term, and for 12 months after the Date of Termination if the Executive’s employment is terminated by the Company for Cause or the Executive terminates employment without Good Reason, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies.

14.2
If, at any time, the provisions of Sections 13 or 14 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, Sections 13 or 14 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that Sections 13 and 14 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

15.	INJUNCTIVE RELIEF

15.1
In the event of a breach or threatened breach of Sections 13 or 14, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

16.	INDEMNIFICATION

(a)
The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company or any predecessor of the Company or any of its affiliates or is or was serving at the request of the Company, any predecessor of the Company, or any of its affiliates as a trustee, director, officer, member, employee or agent including, without limitation, service with respect to employee benefit plans, whether or not the basis of such proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law as the same exists or may hereafter be amended against all expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent or is no longer employed by the Company and shall enure to the benefit of his heirs, executors and administrators.

(b)
If a claim or request under this Section 16 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to and paid in accordance with the law of British Columbia.

(c)
If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any claim in this Section 16 but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such claim to which the Executive is entitled.

(d)
Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such expenses, but only in the event that the Executive shall have delivered in writing to the Company,

(i)	an undertaking to reimburse the Company for expenses with respect to which the Executive is not entitled to indemnification, and

(ii)	a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

(e)
The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such time and places as are convenient for the Executive.

(f)	With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(i)	The Company will be entitled to participate therein at its own expense;

(ii)
Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defence thereof, with counsel, reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Executive also shall have the right to employ his own counsel in such action, suit or proceedings if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company;

(iii)
The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim affected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

(g)
The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 16 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

17.	COMPANY’S SUCCESSORS

17.1
No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 17, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

18.	EXECUTIVE’S SUCCESSORS

18.1
No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.

19.	NOTICE

19.1
For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his address most recently filed with the Company.

If to the Company:

LML Payment Systems Inc.
Suite 1680 — 1140 West Pender Street
Vancouver BC Canada V6E 4G1

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

20.	MISCELLANEOUS

20.1
No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of British Columbia.

20.2	The invalidity or unenforceability of any provision or provisions of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.3	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.4
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter including, without limitation. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

20.5	All payments hereunder shall be subject to any required withholding of taxes pursuant to any applicable law or regulation.

20.6	The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF the parties hereunto have executed this Agreement as of the 31st  day of March, 2008, to be effective September 24, 2007.

LML PAYMENT SYSTEMS INC.

Per: ___________________
Authorized Signatory

/s/ Richard R. Schulz
RICHARD R. SCHULZ